Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

eFunds Corporation:

We consent to incorporation by reference in the registration statements filed on Form S-8 (File Nos. 333-51568, 333-51564, 333-51536, and 333-44830) of eFunds Corporation of our report dated March 2, 2004, relating to the consolidated balance sheet of eFunds Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity, comprehensive income and cash flows for the year then ended, which report appears in the December 31, 2003 annual report on Form 10-K of eFunds Corporation.

/s/ KPMG LLP

Phoenix, Arizona
March 9, 2004